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                                                           Exhibit 10.26



January 24, 1997

David E. Pertl
9426 South 3030 East
Sandy, Utah 84092

Dear David:

Congratulations! On behalf of Fresh Choice, Inc., I am pleased to confirm the following offer of employment to you:

o Position as Vice President, Chief Financial Officer with employment beginning on January 13, 1997.

o Compensation is $5,384.62 each bi-weekly pay period ($140,000 annually) plus a car/telephone allowance of $1,000 per month.

o Eligible for annual cash incentive of fifteen percent (15%) of base salary subject to company profitability with a guaranteed cash incentive for 1997 of $21,000.

o Stock options of 20,000 shares, five (5) year vesting. Annual review for additional awards based on Fresh Choice's Incentive Stock Option Program guidelines previously provided to you.

o  Reimbursement for relocation expenses of up to $60,000.

o You will be eligible to apply for Fresh Choice's health insurance program which includes medical, dental and life insurance. Provided we have received your health insurance applications, completed correctly and submitted on a timely basis, your benefits will be effective on February 1, 1997.



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o  Other benefits of working for Fresh Choice include six sick days per year, eight paid holidays, salary continuation program for short-term illnesses exceeding five days, and a long term disability program. You will also be eligible to accrue vacation at the rate of four weeks per year up to a maximum of seven weeks. As I mentioned to you earlier this week, you are not eligible to participate in Fresh Choice's 401(k) plan as all Vice Presidents and above are excluded from this Plan.

o Fresh Choice is an "at-will" employer. This means that you or Fresh Choice are free to end the employment relationship at any time for any reason or no reason. If your employment is terminated without cause, you will be paid one
   (1) year base salary as severance. Without cause is defined as a layoff, approved by the President and/or Chairman, or a separation, voluntary or involuntary, as a result of a "Transfer of Control" (1). Severance is not applicable for all other separations of employment, including but not necessarily limited to voluntary resignations, mutually agreeable separations, or separations for performance issues or any other separation for cause. If your employment is terminated due to a Transfer of Control, your outstanding stock options will vest immediately.


If the above offer of employment is acceptable to you, please sign your acknowledgment in the space provided at the end of this letter and return it to me.

Welcome to Fresh Choice!

Sincerely,


/s/ Joan M. Miller
Vice President, Human Resources


ACCEPTANCE:       /s/ David E. Pertl      1/24/97


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(1) Transfer of Control shall mean an Ownership Change in which the shareholders of the Control Company before such Ownership Change do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Control Company.



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